DFAIDG

Sub-Item 77Q1 (a)

Articles of Amendment to the Registrant's Articles of Incorporation as filed with the Maryland Secretary of State on May 12, 2006 with respect to the name change of the U.S. Small Cap Value Portfolio Shares-Investor Class to the U.S. Small Cap Value Portfolio Shares is incorporated herein by reference to Post-Effective Amendment No. 80/81 to Registrant's Registration Statement on Form N-1A (2-73948 and 811-3258) filed on May 23, 2006.


Articles Supplementary to the Registrant's Articles of Incorporation filed with the Maryland Secretary of State on May 12, 2006 with respect to the addition of Emerging Markets Social Core Portfolio Shares and the reclassification and reallocation of shares of Class R Shares of U.S. Small Cap Value Portfolio to the U.S. Small Cap Value Portfolio Shares is incorporated herein by reference to Post-Effective Amendment No. 80/81 to Registrant's Registration Statement on Form N-1A (2-73948 and 811-3258) filed on May 23, 2006.